As filed with the Securities and Exchange Commission on October 24, 2011

                                                                                                Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM S-8

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIFIRST CORPORATION

 (Exact name of registrant as specified in its charter)

Massachusetts	04-2103460
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

68 Jonspin Road
Wilmington, MA 01887
(Address of principal executive offices) (Zip Code)

UniFirst Corporation 2010 Stock Option and Incentive Plan (Full title of the plan)
Ronald D. Croatti
President and Chief Executive Officer
UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
(Name and address of agent for service)

(978) 658-8888
(Telephone number, including area code, of agent for service)

With copy to: Raymond C. Zemlin Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.10 per share	600,000 shares	$49.05	$29,430,000	$3,373

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock, $0.10 par value per share, of UniFirst Corporation (“Common Stock”) registered hereby includes an indeterminate number of shares of Common Stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of UniFirst Corporation Common Stock as reported on the New York Stock Exchange on October 18, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*
____________

*         The document(s) containing the information specified in this Part I will be sent or given to participants in the UniFirst Corporation 2010 Stock Option and Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by UniFirst Corporation (the “Registrant”) with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for its fiscal year ended August 28, 2010 filed with the Commission on October 27, 2010;

(b)
the Registrant’s Quarterly Reports on Form 10-Q for the periods ended November 27, 2010, February 26, 2011 and May 28, 2011 filed with the Commission on January 6, 2011, April 7, 2011 and July 7, 2011, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2011 and May 9, 2011; and

(d)
the description of the Registrant’s Common Stock set forth under the heading “Description of our capital stock” in its Prospectus filed with the Commission on July 20, 2006 pursuant to Rule 424(b)(1) promulgated under the Securities Act, including any documents filed for the purposes of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Goodwin Procter LLP will pass upon the validity of the shares of Common Stock of the Company offered by this Registration Statement.  Raymond C. Zemlin, a partner at Goodwin Procter LLP, is the Secretary of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Massachusetts corporation. Section 2.02(b)(4) of Chapter 156D of the Massachusetts Business Corporation Act allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation for monetary damages for a breach of fiduciary duty as a director; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions or (4) for any transaction from which a director derived an improper personal benefit.

Section 8.51 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if such director is a party to the proceeding because he is a director and:

•	he conducted himself in good faith; and
•	he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and
•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Section 8.52 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the Massachusetts Business Corporation Act authorizes a corporation, subject to certain conditions, to pay for, in advance, a director’s reasonable expenses in a proceeding.

Section 8.56 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

•	to the same extent as a director; and
•
if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 8.57 of Chapter 156D of the Massachusetts Business Corporation Act also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these and other capacities.

Article 6A of the Registrant’s Restated Articles of Organization, as amended, provides:

1. Except as limited by law or as provided in Paragraphs 2 and 3 of this Article, each Officer of the Registrant (and his heirs and personal representatives) shall be indemnified by the Registrant against all Expense incurred by him in connection with each Proceeding in which he is involved as a result of his serving or having served as an Officer of the Registrant or, at the request of the Registrant, as a director, officer, employee or other agent of any other organization.

2. No indemnification shall be provided to an Officer with respect to a matter as to which it shall have been adjudicated in any proceeding that he did not act in good faith in the reasonable belief that his action was in the best interests of the Registrant.

3. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or upon the Registrant, no indemnification shall be provided to said Officer with respect to a matter if the Registrant has obtained an opinion of counsel that with respect to said matter said Officer did not act in good faith in the reasonable belief that his action was in the best interests of the Registrant.

4. To the extent authorized by the Board of Directors or the stockholders, the Registrant may pay indemnification in advance of final disposition of a Proceeding, upon receipt of an undertaking by the person indemnified to repay such indemnification if it shall be established that he is not entitled to indemnification by an adjudication under Paragraph 2 or by an opinion of counsel under Paragraph 3 hereof.

5. For the purposes of this Article,

(a) “Officer” means any person who serves or has served as a director or in any other office filled by election or appointment by the stockholders or the Board of Directors;

(b) “Proceeding” means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency; and

(c) “Expense” means any liability fixed by a judgment, order, decree, or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other disbursements reasonably incurred in a Proceeding.

6. Nothing in this Article shall limit any lawful rights to indemnification existing independently of this Article.

Article 6G of the Registrant’s Restated Articles of Organization provides:

No Director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a Director, notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the Director derived an improper personal benefit.

The Registrant has purchased directors’ and officers’ liability insurance and company reimbursements liability insurance that (1) insures against certain losses (above a deductible amount) arising from claims against directors or officers of the Registrant by reason of certain acts, done or attempted by such director or officer and (2) insures the Registrant against losses (above a deductible amount) arising from any such claims, but only if the Registrant is permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Registrant’s Restated Articles of Organization and By-laws, as amended.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Restated Articles of Organization (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on July 5, 2006 and incorporated herein by reference)

4.2	Articles of Amendment dated January 13, 1988 (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on July 5, 2006 and incorporated herein by reference)

4.3	Articles of Amendment dated January 21, 1993 (previously filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K on July 5, 2006 and incorporated herein by reference)

4.4	By-laws (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on January 10, 2008 and incorporated herein by reference)

4.5	Specimen Stock Certificate for Shares of Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on July 5, 2006 and incorporated herein by reference)

4.6	UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

4.7
Form of Stock Appreciation Right Award Agreement for Company Employees under the UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

4.8
Form of Stock Appreciation Right Agreement for Non-Employee Directors under the UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

4.9
Form of Non-Qualified Stock Option Agreement for Company Employees under the UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

4.10
Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)
____________

* Filed herewith.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts, on October 24, 2011.

UNIFIRST CORPORATION

Date	By:	/s/ Ronald D. Croatti
Ronald D. Croatti
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Ronald D. Croatti and Steven S. Sintros, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Ronald D. Croatti
Ronald D. Croatti

/s/ Steven S. Sintros
Steven S. Sintros

/s/ Phillip L. Cohen
Phillip L. Cohen

/s/ Robert F. Collings
Robert F. Collings

/s/ Cynthia Croatti
Cynthia Croatti

/s/ Anthony F. DiFillippo
Anthony F. DiFillippo

/s/ Donald J. Evans
Donald J. Evans

/s/ Michael Iandoli
Michael Iandoli

/s/ Thomas S. Postek
Thomas S. Postek

Chairman, Chief Executive Officer and President (Principal Executive Officer)

Chief Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

Director

Director

Director

Director

Director

Director

Director
October 24, 2011 October 24, 2011 October 24, 2011 October 24, 2011 October 24, 2011 October 24, 2011 October 24, 2011 October 24, 2011 October 24, 2011

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Restated Articles of Organization (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on July 5, 2006 and incorporated herein by reference)

4.2	Articles of Amendment dated January 13, 1988 (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on July 5, 2006 and incorporated herein by reference)

4.3	Articles of Amendment dated January 21, 1993 (previously filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K on July 5, 2006 and incorporated herein by reference)

4.4	By-laws (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on January 10, 2008 and incorporated herein by reference)

4.5	Specimen Stock Certificate for Shares of Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on July 5, 2006 and incorporated herein by reference)

4.6	UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

4.7
Form of Stock Appreciation Right Award Agreement for Company Employees under the UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

4.8
Form of Stock Appreciation Right Agreement for Non-Employee Directors under the UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

4.9
Form of Non-Qualified Stock Option Agreement for Company Employees under the UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

4.10
Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the UniFirst Corporation 2010 Stock Option and Incentive Plan (previously filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K on January 14, 2011 and incorporated herein by reference)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)
____________

* Filed herewith